PRODUCTION AGREEMENT

THIS PRODUCTION AGREEMENT (the "**Agreement**") is entered into as of March 18, 2015 (the "Effective Date") by and between: RevolutionWear, Inc, a corporation incorporated under the laws of the State of Delaware, whose principal place of business is at 1745 Broadway, 17th Floor, New York, New York 10019 (the "**Company**"); and Leng Universal, Inc., a corporation incorporated under the laws of the State of Delaware, whose principal place of business is at 157B, English Street, Fort Lee, NJ 07024 (the "**Supplier**") (together, the "**Parties**").

WHEREAS, the Company is the exclusive owner of rights in and to various trademarks and patents, including those listed on Exhibit "A" (the "**Trademarks**" and "**Patents**" as further defined below), including registrations and applications therefor in the US Patent and Trademark Office, and products; and

WHEREAS, Supplier desires to obtain the exclusive right, subject to the limitations set forth herein, to manufacture and source the Company's Products bearing, incorporating or otherwise utilizing said Trademarks and Patents; and

WHEREAS, Company desires to grant such exclusive rights to Supplier.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, Company and Supplier do hereby agree as follow:

1. **DEFINITIONS**
   a. "Company Trademark(s)" shall mean those certain trademark registration(s), applications(s) and Patent(s) for registration and common law rights owned by Company as specifically set forth in "Exhibit A" attached hereto, and those to be registered in, for the time being, un registered territories. (Ie the company will register trademarks and patents going further in more territories).
   b. "Company Product(s)" and/or "Products" shall mean the products set forth on "Exhibit B" hereto bearing a Company Trademark or Patent. As well as deriving patents and trademarks of Frigo and RevolutionWear and its patents
   c. "Contract Year" shall mean the year from January 1 to the next December 31 except that the "First Contract Year" shall be defined as the date of execution of the Agreement through the end of the first Calendar year.
   d. "Term" shall have the definition given in "Exhibit C"
   e. "Territory" shall be worldwide, subject to this Agreement's limitations set forth below.
   f. "Wholesale Sales Price" shall price a retailer pays for Company Products.
   g. A "Sale" shall occur when the Company receives payment from a retailer for Company Products.

h. "Termination Date" shall mean the date upon which the Agreement ends due to any other cause except expiration of the Term.
i. "Affiliate(s)" shall mean with respect to Company or Supplier, any entity controlling, controlled by, or under common control with Company or Supplier, as used with respect to Supplier, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of stock, agreement or otherwise.
j. "Net Proceeds" shall mean Net Sales minus COGS.
k. "Net Sales" shall mean revenue received from direct sales to Company retail partner minus rebates and chargebacks from the retailer.
l. "Cost of Goods Sold"(COGS) shall mean production costs, shipping costs, handling fees, duties paid and taxes through shipment of Company Product to the retailer distribution center.

2. GRANT OF EXCLUSIVE PRODUCTION RIGHTS

a. Company hereby grants to Supplier, subject to the limitations stated herein below, a nontransferable, nonassignable, non-divisible, and except as set forth herein, exclusive right to manufacture and produce all the Company's Products and related packaging material during the Term of this Agreement or until the Agreement is sooner terminated as hereinafter set forth.
b. Company shall not itself hire another supplier to produce any of the Company Products during the Term of the Agreement except that if the Company locates another supplier who can produce the Company Products for less money, but with equal reliability and quality, then the Supplier shall have 10 days to either match said price, or permit the Company to use, in that particular instance, another supplier. For further orders therein, Supplier retains the right to match said pricing at any time, at which point the Company shall be required to provide Supplier with all such further orders.

3. TERM

a. The Term of this Agreement shall be for an initial term of 5 years automatically renewable for an additional five year term if neither party has breached this Agreement, or as otherwise mutually agreed to by the Parties.

4. TERRITORY

a. Shall be Worldwide.

5. MANUFACTURE OF THE COMPANY PRODUCTS

a. Supplier shall use its commercially reasonable efforts to manufacture the Company's Products so that they are substantially equal in quality to products currently bearing the Trademarks, except that for all Mass market production, the Parties shall agree to a separate production and quality standard for same.
b. Mass Market production shall be defined as products that are designed to have a retail price of $14.99 or less, individually or in multiple packs with an intended

retail outlets such as Walmart, Target, TJ Maxx Group, wholesale clubs and similar large volume retailers.

c. Supplier will maintain a properly trained staff of adequate size to design and manufacture the Company Products.
d. All manufacturing must meet international social compliance standards with respect to child labor laws and work place conditions. Supplier shall produce written certification of social compliance standards upon Company request.
e. Supplier is responsible for product development, material sourcing, sample production, packaging, final product, shipping, and handling to Company customers.
f. Supplier will supply samples, packaging, and final goods based on orders from Company customers as transmitted to Supplier by the Company.
g. All production orders submitted by the Company shall include an additional 20% stock order which will be used for restocking and additional inventory purposes. For the avoidance of doubt the products and services will be supplied on credit to the Company, once an acceptable factor has approved an order. The Company and Supplier will sign a tri-party agreement (between the Company, Supplier and the Factor) to allow the Factor to pay the Supplier against the Company's instructions with each purchase order COGS amount to the Supplier, after the Factor's advance to the Supplier, on each Company invoice. In the event the Parties decide to not use a factor arrangement for a particular order Supplier will extend to Company up to $200,000 in credit for production of such order. Company will pay any credit extended by Supplier in full within 60 days from the date credit is extended.
h. Supplier will invoice Company for such costs based on standard market rates. Company shall pay such invoices within 10 days after receiving payment from Company's customers for the goods supplied by the Supplier. Example: Company receives an order in January 2015, production takes place and product ships to customer in April 2015, and revenue is collected in July 2015. Within 10 days of receipt of payment for that order the Company will pay the COGS for that order to Supplier.

6. CONSIDERATION FOR COMPANY STOCK ISSUANCE

a. In consideration for the exclusive rights, and the immediate stock issuance to Supplier for 20% of the Company's stock (said Stock Purchase Agreement is attached as Exhibit A hereto), Supplier shall be issued stock as follows:

b. Supplier shall pay to Company $1,800,000, representing Supplier's purchase of 7% equity in the Company:

i. On the first of each month, beginning April 1, 2015, and for the next 12 months, Supplier shall pay to the Company the minimum sum of $150,000.00, as per the terms of the Parties' Stock Purchase Agreement. For the avoidance of doubt the $1.800,000 shall be paid in full no later than March 31, 2016 and even if an IPO, as described in Section 6(f) below occurs prior to March 31, 2016 the full $1,800,000 shall be paid to the Company pursuant to the terms of this Agreement.

ii. Supplier's monthly payments shall be credited by the amount of Net Proceeds the Company receives and which is paid by customer during this 12 month period. Example: Company receives an order in January 2015, production takes place and product ships to customer in April 2015, and revenue is collected in July 2015. If the Net Sales for the order is $100,000, and the COGS for that order are $40,000, the Net Proceeds for that order equal $60,000. The Net Proceeds credit will be applied in August 2015 so that the Supplier's $150,000 payment in August 2015 is reduced by $60,000, making the monthly payment in August 2015 from Supplier to Company $90,000.

iii. Supplier shall have the option, in its sole discretion, to accelerate such payments, in whole or in part, at no extra cost to it.

iv. At the end of each quarter the Company shall immediately issue to Supplier, the number of shares of stock purchased in the preceding quarter, subject to the following condition: if any monthly payment is more than 15 days late, or Supplier is in some substantive manner, in default of its obligations under this agreement the Company has the right to clawback any shares of stock previously issued to Supplier.

c. The remainder of the investment (13%) shall be in the form of consideration for the services and credit provided by Supplier, including, but not limited to Paragraph 5 (e) - (h) for a period of no more than 3 years. The equity shall vest on a pro-rata basis, and will fully vest once: (1)$1,800,000 has been paid and (2) an additional $3,400,000 in Net Proceeds is achieved, or in the alternative, 3 years of performance under this Agreement has been produced, whichever occurs first.

d. If at any time prior to full vesting of the stock Supplier fails to produce and deliver Company Products the Company may clawback equity previously issued to Supplier.

e. The Company shall be given full access to inspect Supplier's manufacturing facility and audit any aspect of the COGS.

f. Notwithstanding the provisions of paragraphs 5 and 6c above, and as set forth in the parties' Term Sheet, executed March 12, 2015, Supplier's equity as described in section 6(c) above shall automatically fully vest upon the closing of a firm commitment underwritten public offering of shares of Common Stock with not less than $15,000,000 in gross proceeds.

g. The Company and Supplier agree that as soon as is practical after the execution of this Production Agreement and Term Sheet for the Private Placement of Series B Preferred Stock the Parties will enter into a definitive Series B Preferred Stock Purchase Agreement, which Agreement contains, among other things, appropriate representations and warranties of the Company and appropriate conditions to closing which include, among other things, qualification of the shares under applicable Blue Sky laws and the filing of an Amended and Restated Certificate of Incorporation establishing the rights and preferences of the Series B Preferred.

TT CP

7. **PAYMENTS AND RECORDS**

a. All payments referred to above shall be made by wire transfer as follows:

Citizens Bank - One Citizens Drive
Riverside, RI 02915
Routing # 011500120
Swift Code: CTZIUS33
Account Name: RevolutionWear, Inc
Account Number: 3312442747

b. In addition to any other remedy available to Company, if any payment due under this Agreement is delayed for any reason, interest shall accrue and be payable, to the extent legally enforceable, on such unpaid principal amounts from and after the date on which the same became due at a per annum amount equal to twelve (12%) percent.

8. **APPROVAL OF DESIGNS, SAMPLES, COMPANY PRODUCTS, LABELS AND PACKAGING**

a. It is of the essence of this Production Agreement that the development of all aspects of the Company Products shall proceed under and be subject to the prior approval of Company. Company shall have the absolute right to approve the materials, design (including colors) and workmanship of Company Products during all stages of their development and production, except that such approval shall not be unreasonably withheld. Company shall review and approve final product design. Company shall review and approve product samples. Company shall review and approve production samples. Company shall respond in writing to all requests for approval required by Supplier under this Agreement within ten (10) business days of receiving Supplier's written request. If Company fails to respond by the end of this 10 business day time frame, then said request shall be automatically deemed approved.

b. Supplier will submit a complete set of Production Samples to Company of all ordered Products.

9. **USE OF LABEL, COMPANY TRADEMARK(S) AND PATENT(S) AND COPYRIGHT**

a. Supplier shall use appropriate promotional and packaging materials on or in connection with all Company Products that clearly identify the Company Trademark(s) and Patent(s). Said promotional and packaging materials shall be approved by the Company.

b. Any copyright, patent, or trademark which may be created in any design, artwork, packaging, label, tag, mold or the like designed by Supplier and/or Company and approved by Company ("IP") shall be the property of Company. Supplier shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of Company in such IP, including, without limitation, filing any application in its name to record any claims to copyrights, patents or trademarks in any of the

Company Products or the IP used for or in connection with the Company Products, and shall do all things reasonably required by Company to preserve and protect said rights, including, without limitation, placing the registered trademark symbol, the tm symbol and/or the copyright notice specified by the Universal Copyright Convention and/or the local law of the Territory on all IP and the packaging, labels, and tags therefor.

10. OWNERSHIP AND ENFORCEMENT OF COMPANY TRADEMARK(S) AND PATENT(S)

a. Supplier acknowledges Company's exclusive ownership of the Company Trademarks(s) and Patent(s) set forth in "Exhibit A" and shall do nothing inconsistent with such ownership. Supplier further acknowledges that any use by it of the Company Trademark(s) and Patent(s) shall inure to the benefit of Company and that Supplier shall not acquire any rights in the Company Trademark(s).

b. Supplier agrees to immediately notify the Company in writing of any actual or alleged infringement, counterfeiting, misappropriation or imitation by third parties of the Company Trademark(s) or Patent(s) or any design feature(s) of the Company Products which may come to Supplier's attention. In evaluating any such instance of infringement, counterfeiting, misappropriation or imitation, Company shall have the sole right to determine whether or not any action shall be taken on account of any such infringement, counterfeiting, misappropriation or imitation. It is understood that Company shall undertake at all times to protect its trademark and patent rights against any infringement, counterfeiting, misappropriation or imitation and shall furthermore undertake to protect the rights granted to Supplier from third party infringement, counterfeiting, misappropriate or imitation.

c. Supplier shall render to Company, fully and without reservation, all assistance in connection with any matter pertaining to the protection or enforcement of the Company Trademark(s) or Patent(s) in investigations and before administrative and quasi-judicial agencies and courts. Supplier shall make available to Company, its representatives, agents and attorneys, all of Supplier's records, files and other information and materials pertaining to the Company Trademark(s) and Patent(s), including the purchase, manufacture, sale, distribution and advertising of the Company Products sold and distributed under said trademark(s) and patent(s)

11. ASSIGNMENT, CHANGES OF CONTROL

a. The rights granted to Supplier hereunder are personal in nature, and Supplier may not and shall not sell, transfer, lease, pledge, sublicense or assign this Agreement or its rights and interest hereunder, or any part hereof, whether by operation of law or otherwise, without the prior written consent of Company, which consent may be withheld by Company in its sole discretion. Any such attempted sale, transfer, lease, pledge, sublicense or assignment shall, in Company's sole discretion, result in the immediate termination of this Agreement

b. A sale or other transfer of all or substantially all of the assets of Supplier or a change in the control of Supplier by the assignment or transfer of substantially all of its

assets other than as permitted under Section 12 (a) shall be deemed an assignment of Supplier's rights and interests under this Agreement to which the terms and conditions of Section 12 of this Agreement shall apply.

c. Company shall have a compete and unrestricted right to sell, transfer, lease or assign its rights and interests in the Agreement to any domestic or foreign corporation or other business entity, providing that such transferee agrees to be bound by all the terms hereof and is the holder of the Trademark in the Territory. When Company wishes to sell, transfer, lease or assign its right and interests in the Agreement, Company shall do so on notice to Supplier.

12. TERMINATION

1. This Agreement may be terminated immediately upon the occurrence of any of the following events, unless a cure period is specified below, in which case, termination may occur in Company's sole discretion if not cured within the specified time:

a. Except as set forth in (b)-(m) below, if Supplier fails to perform or fulfill any other material obligation required to be performed or fulfilled by it, in the time and manner herein provided, and if such default shall continue for fifteen (15) days after receipt of written notice thereof, then the Company shall have the right to immediately terminate this Agreement with no further notice to Supplier. Such right to terminate this Agreement shall be in addition to and shall not be prejudicial to any right or remedies, at law or in equity, which said non-defaulting party may have on account of such default.

b. If Supplier fails to make any payment due or fails to deliver any required statement, and fails to cure this default hereunder within fifteen (15) days from receipt of notice from Company.

c. If Supplier fails to pay its liabilities when due, or makes any assignment for the benefit of creditors, or files for any relief under any bankruptcy statute, law or regulation in any jurisdiction or place, or is adjudicated bankrupt or insolvent, or if any receiver or trustee is appointed for its business or property, or if Supplier shall be made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, other than an involuntary bankruptcy which is not stayed or discharged within ninety (90) days, this Agreement shall hereupon terminate a the option of Company.

d. If Supplier makes an unauthorized assertion of rights in the Company Trademark(s) or Patent(s) which is inconsistent with the Company's interest in the Company Trademark(s) or Patent(s)

e. If Supplier attempts to or actually sells, transfers, leases, pledges, sublicenses, assigns (including, without limitation, a deemed assignment under Section 11) or otherwise encumbers or disposes of this Agreement or any of Supplier's rights or obligations hereunder.

f. If the insurance coverage required by Section 14 herein should lapse, is canceled or diminished for any reason and Supplier fails to cure same within thirty (30) days after the insurer's notice thereof to Supplier or Company.

g. If Supplier should default under any other agreement to which Company and Supplier are parties.
h. If Supplier fails to resolve any issue raised in connection with any audit.
i. If there is any other substantial change in the control or the management of Supplier other than as listed in Section 11 above;
j. If Supplier is dissolved;
k. If Supplier ceases to engage in its business
l. Supplier manufacturers, distributes or sells product bearing the Trademark(s) or Patent(s) that has not been approved by Company in writing or Supplier manufactures, distributes, sells or uses Company Products, Trademarks or Patents in a manner not approved by Company.
m. Supplier or any related entity manufactures, distributes or sells any product infringing or diluting the trademark, property or any other right of any third party.

2. Within thirty (30) days after the Expiration Date or within ten (10) days after the Termination Date, Supplier shall deliver and return to Company any and all documents embodying Company's confidential or proprietary information.

3. Neither the expiration nor earlier termination of this Agreement due to causes imputable to Supplier shall relieve Supplier from its duty of nondisclosure provided herein, or from obligations for payments then due or accrued hereunder, or for any damage caused to Company.

4. Company shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Company Trademark(s) and to be compensated for damages for breach of this Agreement. All rights and remedies provided for in this Agreement shall be cumulative and in addition to any other rights or remedies Company and Supplier may have at law or in equity. Company and Supplier may employ any of the remedies available to it with respect to any of its rights without prejudice to the use by it in the future of any other remedy. Except as expressly provided in Section _____ of this Agreement, no person, other than Company and Supplier, shall have any rights under this Agreement, it being understood that the respective affiliates, directors, officers, employees and agents of each of them are direct and intended beneficiaries of indemnification promises as provided in Section 13.

13. INDEMNITY

The following provisions regarding indemnity shall survive expiration or termination of this Agreement.

1. Supplier Indemnity.

a. Except with respect to the matters covered by Company's indemnity under Section 13, Supplier agrees to defend, indemnify and hold harmless the Company, and its employees, officers, directors, subsidiaries, affiliates and assignees (collectively, the **"Company Parties"**), against all third party losses, liabilities, damages, claims, judgments, actions, causes of action or expenses, of whatever kind, and all costs, including reasonable attorneys' fees, settlement costs, interest and penalties (**"Claims(s)**), arising out of the design,

manufacture, promotion, distribution, sale and use of the Products, arising out of Supplier's actual or alleged breach of any representation, warranty or covenant made in the Agreement or otherwise arising out of Supplier's activities or omissions under this Agreement, including but not limited to Claims for product liability, Claims arising out or of related to Supplier's use of the Trademarks other than in accordance in this Agreement, and/or related to Claims.

b. Company shall promptly provide notice of any Claims to Supplier.

2. Company indemnity

a. Company agrees to defend, indemnify and hold harmless the Supplier, and its employees, officers, directors, subsidiaries, affiliates and assignees (collectively, the **"Supplier Parties"**), against all third party Claims arising out of Company's actual or alleged breach of any representation, warranty or covenant made in this Agreement or otherwise arising out of Company's activities or omissions under this Agreement, or arising out of Supplier's use of the Trademarks or Patents in accordance with this Agreement.

b. Company shall promptly provide notice of any Claim to Supplier.

14. INSURANCE

Supplier shall obtain and maintain at its own expense, commencing on the date of first production of the Company Products hereunder, product liability insurance, naming Company as an insured party, from a qualified insurance carrier in the amount of at least two million dollars ($2,000,000.00) per claim for personal injury. This policy shall specify that it covers all Company Products manufactured or distributed hereunder and that it may not be modified or canceled by the insurer, except after fourteen (14) days prior written notice by the insurer to Company. If such cancellation takes place or if the policy coverage is diminished in any way, Company may terminate this Agreement as provided in Section 12. Prior to manufacturing or distributing any Company Products or related Promotional or Packaging Material, Supplier shall provide Company with a certificate of insurance.

15. JOINT VENTURE

This agreement does not create an agency, partnership, franchise, or joint venture. Nothing herein contained shall be so construed as constituting Supplier an agent of or authorizing Supplier to incur financial obligations on Company's behalf without Company's authorization in writing, except as specifically stated herein.

16. FORCE MAJEURE

Neither party shall be liable to the other for any loss, injury, delay or damage whatsoever suffered or incurred by the other party due to causes beyond such party's control, including but not limited to, acts of God, strikes or other labor disturbances or third parties, war sabotage, and any other cause or causes, whether

similar or dissimilar to those herein specified, which cannot be controlled by such party.

17. NOTICES

All notices, approval requests, consents and other communications under this Agreement shall be in writing and shall be considered properly given or sent if delivered by email with a hard copy sent via DHL, FedEx or UPS, personal hand delivery or by an internationally recognized courier to the address set forth below:

Company:
RevolutionWear, Inc
1745 Broadway, 17th floor
New York, NY 10019
Attn: Mathias Ingvarsson

Supplier:
Leng Universal, Inc.

Attn: Robert Leng

Unless otherwise provided by written agreement, notice shall be effective upon delivery including delivery by email so long as a hard copy is sent as provided above and no bounce back message is received by the sender.

18. CHOICE OF LAW

The Parties hereby consent to the exclusive jurisdiction of the State of New York. This agreement is being delivered and shall be construed and enforced in accordance with the laws of that state. Any action or proceeding brought to enforce any of the terms of this Agreement must be brought in New York County.

19. WAIVER

The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment of said rights or of any other right hereunder, and each party may at any time demand strict and compete performance by the other of any of the terms, covenants or conditions set forth herein.

20. VALIDITY

In the event that any one or more provisions or terms contained in this Agreement are found invalid or unenforceable, the validity or enforceability of this Agreement as a whole or of any remaining provisions or terms contained herein shall not in any way be affected or impaired.

21. ENTIRE AGREEMENT

This Agreement is the entire agreement between the Parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assignees, heirs, executors and personal representatives. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire understanding and agreement of the Parties hereto and supersedes any and all other understandings, negotiations or agreements between the Parties hereto , specifically including and referring to the License Agreements signed between RevolutionWear, Inc. and Londyn Pilot Enterprises, Corporation, on __________, 2014.

22. RESERVATION OF RIGHTS

Any right not specifically granted herein to Supplier is expressly reserved by Company.

23. EXHIBITS

All Exhibits are incorporated into this Agreement. The forms of Company may be revised by Company at any time, subject to the consent of Supplier to any substantive change in the performance required from Supplier.

24. OTHER PROVISIONS

a. The headings of the Sections of this Agreement are for convenience only and in no way limit or affect the terms or conditions of this Agreement.
b. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorney's fees, in order to enforce its rights hereunder.
c. Supplier shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of Supplier contemplated hereby, including without limitation, as they relate to the manufacture, distribution, sale and promotion of the Company Products, notwithstanding the fact that the Company may have approved such item or conduct.
d. This Agreement may be executed by fax in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constituted on and the same instrument. This Agreement shall not be binding on Company until signed by a duly authorized officer of Company.
e. Each Party hereby represents and warrants that they are not bound by any agreements of confidentiality, covenants of non-competition, or other agreements, any of which would be violated by their respective signatures and performance of this Agreement or fulfillment of the duties contemplated by their signatures herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective officers thereunto duly authorized as of the date first above written.

Company:

RevolutionWear, Inc

By:____________________

Print Name: MATHIAS INGVARSSON

Title: CEO and CHAIRMAN OF THE BOARD

Supplier:

Leng Universal, Inc.

By:____________________

Print Name: ROBERT LENG

Title: CHAIRMAN